Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-147975, 333-145742, 333-113899, 333-110248, 333-77068, 333-68342 and 33-46624) and Form S-8 (Nos. 333-142745, 333-136705, 333-113914, 333-104711, 333-64552, 333-59842, 333-55822, 333-35730, 333-32460, 333-93591, 333-92159 and 333-87505) of Kana Software, Inc. of our reports dated March 17, 2008 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting (which expresses an adverse opinion on the Company’s internal control over financial reporting because of a material weakness), which appear in this Form 10-K.

/s/ Burr, Pilger & Mayer LLP

San Jose, California

March 17, 2008